Exhibit 21.1
LIST OF REGISTRANT’S SUBSIDIARIES

State of Other Jurisdiction or Incorporation
Integrated Circuit Systems, Inc.	Pennsylvania
IDT Massachusetts Holding Co.	Delaware
IDT Massachusetts, Inc.	Delaware
IDT New York, Inc.	New York
Integrated Device Technology, Inc.	Delaware
Integrated Device Technology International Holding Co.	California
Quadic Systems	Maine
Newave Semiconductor Corporation	California
Silicon Logic Engineering	Wisconsin
Integrated Device Technology Asia Limited	Hong Kong
IDT Asia, Limited	Hong Kong
Integrated Device Technology Bermuda, Ltd.	Bermuda
IDT Europe Limited	United Kingdom
I.D.T. France S.A.R.L.	France
Integrated Device Technology International Holdings, Inc.	California
IDT Integrated Device Technology AB (Sweden)	Sweden
Integrated Device Technology GmbH	Germany
Integrated Device Technology Ireland Holding, Ltd.	Ireland
Integrated Device Technology (Israel) Ltd.	Israel
Integrated Device Technology S.r.l.	Italy
Integrated Device Technology Korea, Inc.	Korea
Integrated Device Technology (Malaysia) SDN. BHD	Malaysia
IDT Singapore Pte. Ltd.	Singapore
IDT Shanghai Co. Ltd.	China
Nippon IDT K.K.	Japan
IDT Canada Inc.	Canada
IDT Canada Holdings Inc.	Canada
ZettaCom, Inc.	Delaware
Tundra Semiconductor, Inc.	Delaware
Tundra Semiconductor, Inc. (UK) Ltd.	United Kingdom
Tundra Semiconductor International Ltd.	Barbados
Tundra Semiconductor (India) Private Ltd.	India